Exhibit 99.1

Recovery Energy (RECV) Acquires Three Wells, Continues to Capitalize on Energy Sector’s Recovery

Recovery Energy is currently acquiring 50%-ownership of three producing wells on a 160-acre lease in Washington County, Colorado’s Rush Willadel Field. The three wells have a gross production of approximately 38 bbls per day with estimates of the proven producing reserves in excess of 75,000 barrels of high-quality crude oil.  In addition to the existing wells, Recovery has identified two additional potential drilling locations, which could materially increase production.

Recovery Energy is currently processing the state-required paperwork to become an approved operator. Until the approvals are received, a contracted operator will be put in place for the new acquisitions.

Production from the three wells is from the D&J sands of the Dakota Group at the relatively shallow depth of approximately 4,000 ft.

The assets are being acquired for 250,000 shares of restricted common stock.  Recovery also executed a 60-day call option for the remaining 50% of the working interest, which would require the company to purchase the interest for $825,000 in cash.

“This initial transaction is important,” said Recovery Energy’s CEO, Jeffrey Beunier, “because it provides a starting point for Recovery Energy as we seek to build the company into a premier independent domestic oil producer.”

About Recovery Energy
Recovery Energy is a development stage independent energy company. We principally intend to engage in the development and production of oil & gas in North America.

Specifically, Recovery Energy specializes in the use of modern secondary and tertiary recovery techniques on older, historically productive fields. Recovery was formed to take advantage of the current economic and structural challenges surrounding the energy industry and will focus on the mature and established Rocky Mountain, Mid-Continent, and Gulf Coast basins.

Contact
Investor Relations: EQUITIES Global Communications, Inc. Robert Willison
Investor Relations: 678-644-3383 rwillison@equitiesmagazine.com

Forward-Looking Statements and Risk Factors

Certain statements on this web site are "forwardlooking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements could involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Recovery Energy to be materially different from any future results, performance or achievements expressed or implied by these forwardlooking statements. Other factors, which could materially affect such forwardlooking statements, can be found in our filings with the Securities and Exchange Commission at www.sec.gov, including risk factors relating to our history of operating losses, that our auditors have expressed substantial doubt regarding our ability to continue as a going concern, the fact that we may dilute existing shareholders through additional stock issuances, and our reliance on our intellectual property. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forwardlooking statements and are cautioned not to place undue reliance on such forwardlooking statements.